Exhibit 99.1

Atlas Financial Holdings Announces Closing Of Sale
of Gateway Insurance Company to Buckle

Chicago, Illinois (June 17, 2020) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced that the previously disclosed sale of the stock, charter and state licenses of Atlas’ indirect subsidiary Gateway Insurance Company (“Gateway”) to Buckle, a technology-driven financial services company, was concluded successfully with the necessary regulatory and court approvals.

Transaction Details and Background
The transaction closed effective June 16, 2020. The amount of $4,200,010, representing a portion of the purchase price, was paid to the statutory liquidator of Gateway at closing by Buckle. In addition, up to $500,000 may be paid as additional purchase price depending on how many insurance licenses of Gateway are in full force and effect without restriction at the end of 2020. The stock purchase agreement was previously disclosed via Form 8-K filed with the Securities and Exchange Commission. Buckle plans to re-capitalize Gateway to support go-forward business.

As previously announced, Atlas’ strategic focus includes transitioning business previously written by Gateway as well as American Country Insurance Company (“American Country”) and American Service Insurance Company (“American Service”), two of its wholly owned indirect insurance subsidiaries, which are currently in rehabilitation, to alternative markets through the Company’s wholly owned managing general agency (“MGA”), Anchor Group Management, Inc. (“AGMI”), to leverage the team, distribution systems and other resources aligned under this business unit.

Management Commentary: Moving Forward with the Company’s MGA Strategy
Scott D. Wollney, President & CEO of Atlas, stated, “We are very pleased to have concluded this transaction in light of the challenging environment related to COVID-19 and to be working with dedicated partners, which now include Buckle. We expect that this transaction will provide positive benefits to both companies, our employees, customers, investors, and other stakeholders. At a time when many companies are focused on survival, it is important to also be working towards a successful future. Our team is working proactively on several of our main initiatives, predominantly further pursuing our specialty MGA strategy. Our emphasis is being placed on generating EBITDA at the MGA level while endeavoring to reduce risk and capital requirements related to traditional primary insurance company operations. At this time it is very difficult to forecast expected business volumes, revenue and other key metrics due to the economic uncertainty.”

Strategic Update
Concluding this transaction was an important next step in connection with the Company’s strategic direction. Going forward, AGMI will begin transitioning non-paratransit business that meets agreed underwriting criteria as a general agent for Gateway. This program will focus on taxi, livery, limousine and full-time transportation network company drivers. Under the terms of this arrangement AGMI retains renewal rights to business AGMI produces for Gateway. In addition to acting as a general agent, Atlas subsidiaries have entered into a program framework agreement to provide other professional services to support Buckle and Gateway. Atlas and Buckle also intend to work together in partnership to identify additional opportunities to provide insurance solutions to the gig-economy sector with an emphasis on transportation network company drivers. The parties also intend to discuss a claims handling arrangement.

AGMI, as underwriting manager, continues to transition its paratransit business under the previously announced agreement with American Financial Group’s National Interstate Insurance Company subsidiary. The transition of paratransit business is expected to be completed by the end of November 2020.

Exhibit 99.1

AGMI hopes to continue to write New York area business along with select renewals outside of New York through the Company’s wholly owned insurance company Global Liberty Insurance Company.

Atlas continues to work constructively with insurance regulators with the objective of a continued rehabilitation of American Country and American Service as this business is transitioned to strategic partners via Atlas’ MGA model.

Mr. Wollney continued, “In the coming weeks, we will also continue to focus on becoming current with our financial reporting and then ultimately beginning to communicate our forward-looking strategy in an efficient and proactive manner. We expect to leverage agent and customer relationships that we have cultivated over several years through our hyper-focused operating model. We believe that our customers are critical to future economic recovery and want to be well positioned to provide the insurance services necessary to support them.”

About Buckle
Buckle provides technology-driven financial products and services to the shared economy. When delivering insurance, the company’s goal is to offer streamlined and transparent transactions to those who turn their personal assets into revenue-driving opportunities. For more information on Buckle, visit www.buckleup.com and connect on Facebook and LinkedIn.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2018 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com